Exhibit 99.1

STARBOARD VALUE ACQUISITION CORP.

PRO FORMA BALANCE SHEET

	September 14, 2020	Pro Forma Adjustments		As Adjusted
		(Unaudited)		(Unaudited)
Assets:
Current assets:
Cash	$3,023,523	$884,691	(b)	$3,244,696
		(663,518	)(c)
Prepaid expenses	276,800	-		276,800
Total current assets	3,300,323	221,173		3,521,496
Cash held in Trust Account	360,000,000	44,234,530	(a)	404,234,530
Total Assets	$363,300,323	$44,455,703		$407,756,026

Liabilities and Stockholders' Equity:
Current liabilities:
Accounts payable	$587,316	$-		$587,316
Accrued expenses	70,000	-		70,000
Franchise tax payable	141,387	-		141,387
Total current liabilities	798,703	-		798,703
Deferred legal fees	250,000	-		250,000
Deferred underwriting commissions in connection with the initial public offering	16,200,000	1,990,554	(d)	18,190,554
Total liabilities	17,248,703	1,990,554		19,239,257

Commitments and Contingencies
Class A common stock; 34,105,161 and 38,351,676 shares subject to possible redemption at $10.00 per share, actual and as adjusted, respectively	341,051,610	42,465,150	(e)	383,516,760

Stockholders' Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	-	-		-
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; 1,894,839 and 2,071,777 shares issued and outstanding (excluding 34,105,161 and 38,351,676 shares subject to possible redemption), actual and as adjusted, respectively	190	442	(a)	207
		(425	)(e)
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 10,350,000 and 10,105,863 shares issued and outstanding, actual and as adjusted, respectively	1,035	(24	)(f)	1,011
Additional paid-in capital	5,152,862	44,234,088	(a)	5,152,868
		884,691	(b)
		(663,518	)(c)
		(1,990,554	)(d)
		(42,464,725	)(e)
		24	(f)
Accumulated deficit	(154,077)	-		(154,077)
Total stockholders' equity	5,000,010	(1)		5,000,009
Total Liabilities and Stockholders' Equity	$363,300,323	$44,455,703		$407,756,026

The accompanying notes are an integral part of these financial statement.

NOTE 1- CLOSING OF OVER-ALLOTMENT OPTION AND ADDITIONAL PRIVATE PLACEMENT

The accompanying unaudited Pro Forma Balance Sheet presents the Balance Sheet of Starboard Value Acquisition Corp. (the “Company”) as of September 14, 2020, adjusted for the closing of the underwriters’ over-allotment option and related transactions which occurred on September 23, 2020 as described below.

The Company consummated its initial public offering (the “IPO”) of 36,000,000 units (the “Units”). Each Unit consists of one share of Class A common stock, $0.0001 par value per share (the “Class A Common Stock”), and one-sixth of one redeemable warrant of the Company (the “Detachable Redeemable Warrants”). In addition, each share of Class A Common Stock carries a contingent right to receive at least one-sixth of one redeemable warrant following the initial business combination redemption time under certain circumstances and subject to adjustment (the “Distributable Redeemable Warrants”, and with the Detachable Redeemable Warrants, the “Redeemable Warrants”). Each whole Redeemable Warrant entitles the holder thereof to purchase one share of Class A Common Stock at an exercise price of $11.50 per share, subject to adjustment. The Units were sold at a price of $10.00 per Unit, generating gross proceeds to the Company of $360.0 million. The Company granted the underwriters in the IPO (the “Underwriters”) a 45-day option to purchase up to 5,400,000 additional Units to cover over-allotments, if any. On September 18, 2020, the Underwriters partially exercised the over-allotment option and on September 23, 2020, purchased an additional 4,423,453 Units (the “Over-Allotment Units”), generating gross proceeds of approximately $44.2 million, and incurred additional offering costs of approximately $2.7 million (net of approximately $221,000 in reimbursement for certain expenses from the Underwriters), including approximately $2.0 million in deferred underwriting fees.

Simultaneously with the closing of the IPO, the Company completed the private sale (the “Private Placement”) of an aggregate of 6,133,333 warrants (the “Private Placement Warrants”) to SVAC Sponsor LLC, a Delaware limited liability company (the “Sponsor”), at a purchase price of $1.50 per Private Placement Warrant, generating gross proceeds to the Company of $9.2 million. In connection with the Underwriters’ partial exercise of their over-allotment option, the Sponsor purchased an additional 589,794 Private Placement Warrants, generating gross proceeds to the Company of approximately $0.9 million.

Upon closing of the IPO, the Private Placement, the sale of the Over-Allotment Units and 589,794 additional Private Placement Warrants, a total of approximately $44.2 million was placed in a U.S.-based trust account, with Continental Stock Transfer & Trust Company acting as trustee.

In addition, the Sponsor and the Company’s Chief Executive Officer had agreed to forfeit an aggregate of up to 1,350,000 shares of Class B common stock, par value $0.0001 per share (the “Founder Shares”), to the extent that the over-allotment option is not exercised in full by the Underwriters. As a result of the Underwriters' exercise of the over-allotment option, an aggregate of 244,137 Founder Shares were forfeited accordingly.

Pro forma adjustments to reflect the exercise of the Underwriters’ over-allotment option and the sale of the Private Placement Warrants described above are as follows:

	Pro Forma Entries	Debit	Credit
(a)	Trust account	$44,234,530
	Class A common stock		$442
	Additional paid-in capital		$44,234,088
	To record sale of 4,423,453 Overallotment Units at $10.00 per Unit

(b)	Cash	$884,691
	Additional paid-in capital		$884,691
	To record sale of 589,794 Private Placement Warrants at $1.50 per warrants

(c)	Additional paid-in capital	$663,518
	Cash		$663,518
	To record payment of cash underwriting fee, less reimbursement on overallotment option

(d)	Additional paid-in capital	$1,990,554
	Deferred underwriting commissions		$1,990,554
	To record additional deferred underwriting fee on overallotment option

(e)	Class A common stock	$425
	Additional paid-in capital	$42,464,725
	Class A common stock subject to possible redemption		$42,465,150
	To reclassify Class A common stock out of permanent equity into mezzanine redeemable stock

(f)	Class B common stock	$24
	Additional paid-in capital		$24
	To record the forfeiture of 244,137 Founder Shares